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                                                                       Exhibit 5
Fedders Corporation
P.O. Box 265
158 Highway 206
Peapack, NJ 07977

January 7, 1994

Board of Directors
Fedders Corporation
158 Highway 206
Peapack, NJ 07977

Re:  Registration Statement on Form S-8

Gentlemen:

Reference is made to the registration statement ("Registration Statement") which Fedders Corporation (the "Corporation") is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,500,000 shares of the Common Stock and 3,500,000 shares of the Class A Stock of the Corporation.

Pursuant to your request, I have examined those of the Corporation's records deemed relevant by me for the purpose of furnishing you with my opinion concerning the legality and validity of issue of the shares of Common Stock and Class A Stock of the Corporation covered by the Registration Statement.

Based upon the foregoing, I am of the opinion that:

1. The Corporation is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2. All of the 3,500,000 shares of Common Stock and 3,500,000 shares of Class A Stock proposed to be registered by the Registration Statement, when and if issued and paid for as set forth in said Registration Statement, will be validly issued, fully paid and non-assessable by the Corporation with no personal liability attaching to the ownership thereof.

I herewith give my consent to the use of this opinion as an exhibit to the herein referred to Registration Statement and to the use of my name therein.

Very truly yours,

/s/ Robert N. Edwards
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Robert N. Edwards
Senior Counsel





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